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                      AMENDMENT NO. 3 TO RIGHTS AMENDMENT
                      -----------------------------------

         THIS AMENDMENT NO. 3 (this "Agreement"), dated as of May 14, 1999, to the Rights Agreement, dated as of December 16, 1993, as amended as of January 28, 1997 and June 30, 1997 (the "Rights Agreement"), between Genta Incorporated, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as successor in interest to First Interstate Bank of California, as Rights Agent (the "Rights Agent"), is made with reference to the following facts:

     A. The Company and the Rights Agent have heretofore entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

     B. The Company and the Rights Agent wish to amend the Rights Agreement so as to advance the Final Expiration Date (as defined in the Rights Agreement) and to revise the definition of "Acquiring Person" therein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreement set forth herein, the parties hereto agree as follows:

     1. The first sentence of Section 2 of the Rights Agreement is hereby amended to delete the following words: "and the holders of the Rights (who, in accordance with Section 3 hereof shall prior to the Distribution Date also be the holders of the Common Shares)."

     2. Subsection 7(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

         (a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon presentation of the Rights Certificate, with the appropriate form of election to purchase on the reverse side thereof duly executed, to the Rights Agent as the principal office of the Rights Agent, together with payment of the Purchase Price for each one-thousandth of a share of Preferred Stock (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on May 15, 1999 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 24 hereof,
         (iii) the consummation of a transaction contemplated by Section 13(d) hereof or (iv) the time at which the Rights are exchanged as provided herein provided in Section 24(c) hereof (such earliest time being herein referred to as the "Expiration Date"). Notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock may exercise all of the rights of a


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         registered holder of a Rights Certificate with respect to the Rights associated with such shares of Common Stock in accordance with and subject to the provisions of this Agreement, including the provisions of Section 7(e) hereof, as of the date such Person becomes a record holder of shares of Common Stock.

     3. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

         (a) No Person (as such term is hereinafter defined) or other entity shall be deemed an "Acquiring Person".

     4. Section 19 of the Rights Agreement is hereby amended by adding the following sentence to the end of the first paragraph of such section: "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     5. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meaning provided in the Rights Agreement, as amended to date.

     6. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

     7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all the laws of such State applicable to contracts to be made and performed entirely with such State.

     8. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                 GENTA INCORPORATED


By: /s/ GERALD M. SCHIMMOELLER          By: /s/ KENNETH G. KASSES, PH.D.
    -------------------------------         ---------------------------------

Title: Chief Financial Officer              Title: President and Chief Executive
                                                   Officer





Attest:                                 CHASEMELLON SHAREHOLDER SERVICES, LLC


By: /s/ JAMES KIRKLAND                  By: /s/ RONALD LUG
    -------------------------------         ---------------------------------

Title: Assistant Vice President             Title: Vice President




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